Exhibit 99.1

Scripps reports third-quarter results

Same-station political advertising nearly doubled 2010 totals; new share repurchase program authorized

For immediate release	(NYSE: SSP)
November 9, 2012

CINCINNATI – Fueled by the contribution of television stations acquired in 2011 and a surge in political advertising revenues, The E.W. Scripps Company reported operating results for the third quarter of 2012 that were substantially stronger than the year-ago quarter.

Consolidated revenues rose 31 percent to $220 million from $168 million in the third quarter of 2011. The 2012 quarter included revenue from television stations in Indianapolis, Denver, San Diego and Bakersfield that were acquired on Dec. 30, 2011. Excluding the new stations from the 2012 performance, consolidated revenues increased 15.0 percent to $193 million, led by the strongest third-quarter revenue performance ever reported by the company’s television stations.

Consolidated expenses for segment, shared services and corporate rose 13.7 percent to $185 million. Excluding costs associated with the new stations, expenses increased 1.1 percent to $164 million.

Operating income in the 2012 quarter was $18.3 million, compared with an operating loss of $17.9 million in the third quarter of 2011. The year-ago quarter included a non-cash, pre-tax charge of $9 million for the impairment of long-lived assets at four of the company’s newspapers.

At $3.3 million, interest expense in the 2012 quarter was higher than in the prior-year quarter due to the acquisition of the television stations.

The provision for income taxes was $2.1 million in the third quarter of 2012, compared with a tax benefit of $7.5 million in the year-ago quarter. The tax provision for the 2012 quarter includes a $3.7 million reduction in the company’s reserve for uncertain tax positions.

Net income in the third quarter of 2012 was $12.0 million, or 21 cents per share, compared with a net loss of $10.7 million, or 19 cents per share, in the third quarter of 2011.

“An aggressive realignment of our company over the past two years has positioned us to take advantage of improvements in our core television business, growth in digital audiences, and a huge surge in political advertising,” said Rich Boehne, Scripps president and CEO.

“In the television division, our investments in local news content, original programming to replace underperforming syndicated shows, and in sales infrastructure to maximize political dollars are all showing strong returns on investments. Also ahead of expectations are the four additional markets – Denver, Indianapolis, San Diego and Bakersfield – which we acquired at the end of last year.”

“In the newspaper division, we saw a positive upturn in real estate advertising driven by improvement in Florida, which is particularly critical to Scripps. Overall expense control was good, and we’re approaching the beginning of a move to bundled subscriptions for print and digital products, which we believe is both critical to the future health of the business and in line with growing consumer demand.”

“Across our entire portfolio of attractive local markets we are rapidly rolling out new, market-leading digital products and services. A new round of improved apps for smartphones and tablets recently were released, and market-by-market we are expanding our advertising sales force to increase our share of the growing digital advertising pie.”

“Enabling Scripps to seize these opportunities and build the value of the enterprise is one of the industry’s strongest balance sheets. With no net debt and a growing pool of cash, we have the financial flexibility to consider a wide range of options that will produce the best returns to our shareholders.”

Third-quarter results by segment are as follows:

Television

Reported revenue from the company’s television stations in the third quarter was $125 million, compared with $70.0 million in the third quarter of 2011. On a same-station basis, television revenue increased 41 percent in the quarter to $98.8 million.

Reported advertising revenue broken down by category was:

•	Local, up 25 percent to $52.0 million (down 1 percent on a same-station basis)

•	National, up 39 percent to $26.0 million (up 6 percent on a same-station basis)

•	Political was $33.9 million, compared to $2 million in the 2011 quarter

Excluding the newly acquired stations, political advertising totaled $28.0 million in the third quarter. That compares with $14.8 million on a same-station basis in the third quarter of 2010 (the previous election cycle) and $10.3 million in 2008 (the previous presidential cycle).

As is common during presidential election cycles, the influx of political advertising displaced certain traditional advertisers. The company expects advertisers in the core market, especially in the automotive and retail categories, to return to the air in the back half of the fourth quarter.

Revenue from retransmission consent agreements rose 86 percent year over year to $7.4 million. As a result of new agreements with cable operators that were negotiated in 2011, same-station retransmission revenue increased 26 percent to $5.0 million.

Digital revenues in the third quarter increased 85 percent to $4.0 million, and grew 50 percent on a same-station basis.

Largely as a result of the addition of new stations, expenses for the TV station group grew 35 percent to $83.5 million. Excluding the new stations, expenses were up 1.9 percent.

The television division’s segment profit in the third quarter was $41.8 million, compared with $8.1 million in the year-ago period. (See Note 2 in the attached financial information for a definition of segment profit.)

During the third quarter, Scripps launched two homegrown 30-minute programs, a game show called “Let’s Ask America,” and our infotainment program called “The List.” The shows, which typically air in the hour before network primetime programming, are on the air in Scripps markets from coast to coast. In less than two months since their debut, the shows are performing at or above the company’s expectations.

Newspapers

Total revenue from Scripps newspapers in the third quarter was $92.4 million, down 3.7 percent from the third quarter of 2011 and generally consistent with the year-over-year performance in the second quarter.

Circulation revenue in the third quarter decreased 2.8 percent to $27.8 million.

Print advertising revenue, at $53.4 million, was down 5.3 percent compared with the third quarter of 2011, but the figure was an improvement over the year-over-year decline of 7.2 percent in the second quarter.

Advertising revenue broken down by category was:

•	Classified, down 3.0 percent to $18.1 million

•	Classified – Real Estate – up 1.3 percent

•	Classified – Employment – down 7.6 percent

•	Classified – Automotive – down 8.5 percent

•	Local, down 6.1 percent to $17.5 million

•	Preprint and other, down 1.0 percent to $16.0 million

•	National, down 38 percent to $1.9 million

The increase in classified real estate is attributable to strengthening market conditions in Naples, Fla.

Digital revenue was up 0.9 percent compared with last year at $6.5 million. Pure play digital revenue increased 4.9 percent over the year-ago quarter.

Total segment expenses decreased 5.2 percent to $88.1 million. The expense for newsprint and press supplies decreased 3.1 percent in the quarter, due largely to newsprint expenses that decreased 5.2 percent due to lower volume.

Third-quarter segment profit in the newspaper division was $4.2 million, an increase from $3.0 million in the third quarter of 2011.

Syndication and other

The “syndication and other” category of the company’s financial statements includes syndication of news features and comics and other features for the newspaper industry, and certain digital operations outside our newspaper and television markets.

In the third quarter, revenues were $1.9 million, and the segment loss was $1.8 million. In the third quarter of 2011, the segment reported profit of less than $200,000.

Financial condition

At September 30, 2012, Scripps had cash and cash equivalents of $210 million, up from $167 million at the end of the second quarter. Total debt was $200 million at the end of the third quarter.

The company repurchased approximately 700,000 shares during the quarter at a weighted average price of $10.13. Scripps had been repurchasing shares since the first quarter of 2011 under a buyback authorization of $75 million, which was exhausted during the third quarter. Approximately 8.7 million shares were repurchased at an average price of $8.60 over the past two years.

Also, the board of directors has authorized the additional repurchase of up to $100 million of its Class A Common Shares. The shares may be repurchased from time to time at management’s discretion, either in the open market, through pre-arranged trading plans or in privately negotiated block transactions. The authorization expires Dec. 31, 2014.

The company currently intends to fund approximately half of the buybacks from its cash balance and half using cash proceeds from the potential exercise of employee stock options. Approximately 8.6 million options are currently exercisable at prices between $8.78 and $10.38. They expire at various times through 2016.

Year-to-date results

Revenue through the first three quarters of the year was $644 million, compared with $531 million in the prior-year period. Excluding the recently acquired television stations, revenue increased 6.7 percent.

Scripps reported net income in the first nine months of 2012 of $13.0 million, or 23 cents per share, compared with a net loss of $21.8 million, or 38 cents per share, in the same period in 2011.

Looking ahead

For year-over-year performance of key metrics in the fourth quarter of 2012, management expects:

•	Reported television revenues to be up about 80 percent; excluding the newly acquired television stations, revenues should increase between 35 and 40 percent

•	Reported television expenses to be up 40 to 45 percent; excluding the newly acquired stations, expenses should increase at a percentage rate in the mid-single digits

•	Newspaper revenues and expenses to decline at a mid-single-digit rate, with the decline in expenses being slightly greater than the decline in revenue

•	Expenses for shared services and corporate to be approximately $9 million

The guidance listed above for total fourth-quarter television revenue includes political advertising of approximately $57 million, a figure that was largely fueled by higher-than-expected presidential advertising in the battleground states of Ohio, Florida and Colorado. The division’s total political advertising for 2012 was $107 million, of which roughly $84 million came from stations owned more than a year. Before this year, the highest figure for political advertising from those nine stations was $48 million in 2010.

Conference call

The senior management of The E.W. Scripps Company will discuss the company’s third-quarter results during a telephone conference call at 9 a.m. (Eastern) today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, and click on the “Investor Relations” link.

To access the conference call by telephone, dial 1-800-230-1074 (U.S.) or 1-612-234-9959 (international) approximately 10 minutes before the start of the call. Investors and analysts will need the name of the call (“third quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 11 a.m. (Eastern) November 9 until 11:59 p.m. November 16. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 265275.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations,” then follow the “audio archives” link on the left side of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found in its 2011 SEC Form 10K. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps

Scripps (www.scripps.com) is a leading media enterprise that embraces its rich history in delivering high-quality journalism through television stations, newspapers and the Scripps Howard News Service, while developing and expanding its digital strategies, including social gaming, for multiple platforms. The company provides community-changing breaking news, story-telling, investigations and interactive outreach at 19 television stations in major markets such as Denver, San Diego, Detroit, Phoenix, Cleveland, Cincinnati and Tampa, and 13 newspaper markets, including Memphis, Knoxville, Naples, Fla., and Corpus Christi, Texas. Since 1941, Scripps has operated the National Spelling Bee, one of America’s most-enduring celebrations of academic excellence. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.

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Contact Tim King, The E.W. Scripps Company, 513-977-3732

tim.king@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2012	2011	2012	2011
Operating revenues	$219,644	$167,871	$643,705	$531,263

Segment, shared and corporate expenses	(184,756)	(162,466)	(560,077)	(510,827)
Pension expense	(1,980)	(2,158)	(5,755)	(5,301)
Acquisition and related integration costs	—	—	(5,826)	—
Restructuring costs	(2,354)	(2,614)	(6,420)	(6,529)
Depreciation and amortization	(12,136)	(10,052)	(37,045)	(30,501)
Impairment of long-lived assets	—	(9,000)	—	(9,000)

Gains (losses), net on disposal of property, plant and equipment	(80)	476	(50)	234

Operating expenses	(201,306)	(185,814)	(615,173)	(561,924)

Operating income (loss)	18,338	(17,943)	28,532	(30,661)
Interest expense	(3,288)	(362)	(9,653)	(1,167)
Miscellaneous, net	(900)	110	(2,452)	(622)

Income (loss) from operations before income taxes	14,150	(18,195)	16,427	(32,450)
(Provision) benefit for income taxes	(2,148)	7,473	(3,424)	10,621

Net income (loss)	12,002	(10,722)	13,003	(21,829)
Net income (loss) attributable to noncontrolling interests	—	—	—	—

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$12,002	$(10,722)	$13,003	$(21,829)

Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:	$0.21	$(0.19)	$0.23	$(0.38)

Weighted average basic shares outstanding	54,637	56,834	54,852	58,071

See notes to results of operations.

Notes to Results of Operations

1. ACQUISITION INTEGRATION COST

Included in acquisition and related integration costs for the nine-months ended September 30, 2012, is a $5.7 million non-cash charge to terminate the McGraw-Hill stations’ national representation agreement. We decided to use our existing national representative in all Scripps markets. As an inducement, our national representative firm agreed to pay the $5.7 million termination fee.

2. SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.

Television includes ten ABC affiliates, three NBC affiliates, one independent station and five Azteca affiliates. Our television stations reach approximately 13% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers.

Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and from the sale of newspapers to readers.

Syndication and other primarily include certain digital operations outside our newspaper and television markets and syndication of news features and comics and other features for the newspaper industry.

We allocate a portion of certain digital and corporate costs and expenses, including information technology, certain employee benefits, and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit plan pension expense (other than current service costs), income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Effective January 1, 2012, we changed our defined benefit plan pension expense allocation policy to charge business segments only for the current service costs of defined benefit plans. We have recast the prior period for this change.

Information regarding our business segments is as follows:

	Three months ended September 30,			Nine months ended September 30,
(in thousands)	2012	2011	Change	2012	2011	Change
Segment operating revenues:
Television	$125,329	$69,939	79.2%	$341,983	$215,933	58.4%
Newspapers	92,390	95,948	(3.7)%	293,949	304,080	(3.3)%
Syndication and other	1,925	1,984	(3.0)%	7,773	11,250	(30.9)%

Total operating revenues	$219,644	$167,871	30.8%	$643,705	$531,263	21.2%

Segment profit (loss):
Television	$41,835	$8,064		$94,627	$28,783
Newspapers	4,249	3,003		15,980	15,318
Syndication and other	(1,827)	161		(1,707)	(1,713)
Shared services and corporate	(9,369)	(5,823)		(25,272)	(21,952)

Depreciation and amortization	(12,136)	(10,052)		(37,045)	(30,501)
Impairment of long-lived assets	—	(9,000)		—	(9,000)

Gains (losses), net on disposal of property, plant and equipment	(80)	476		(50)	234
Pension expense	(1,980)	(2,158)		(5,755)	(5,301)
Interest expense	(3,288)	(362)		(9,653)	(1,167)
Acquisition and related integration costs	—	—		(5,826)	—

Restructuring costs	(2,354)	(2,614)		(6,420)	(6,529)
Miscellaneous, net	(900)	110		(2,452)	(622)

Income (loss) from operations before income taxes	$14,150	$(18,195)		$16,427	$(32,450)

The following is segment operating revenue for television:

	Three months ended September 30,			Nine months ended September 30,
(in thousands)	2012	2011	Change	2012	2011	Change
Segment operating revenues:
Local	$51,983	$41,725	24.6%	$168,660	$128,553	31.2%
National	25,991	18,767	38.5%	83,165	61,257	35.8%
Political	33,919	2,053		49,816	3,435
Digital	4,034	2,187	84.5%	10,658	6,654	60.2%
Retransmission	7,410	3,994	85.5%	23,009	11,807	94.9%
Other	1,992	1,213	64.2%	6,675	4,227	57.9%

Total operating revenues	$125,329	$69,939	79.2%	$341,983	$215,933	58.4%

The following is segment operating revenue for newspapers:

	Three months ended September 30,			Nine months ended September 30,
(in thousands)	2012	2011	Change	2012	2011	Change
Segment operating revenues:
Local	$17,452	$18,595	(6.1)%	$57,174	$60,601	(5.7)%
Classified	18,126	18,683	(3.0)%	57,521	59,660	(3.6)%
National	1,919	3,069	(37.5)%	6,614	9,808	(32.6)%
Preprint and other	15,952	16,106	(1.0)%	49,216	50,770	(3.1)%

Print advertising	53,449	56,453	(5.3)%	170,525	180,839	(5.7)%
Circulation	27,801	28,604	(2.8)%	88,068	89,896	(2.0)%
Digital	6,459	6,400	0.9%	19,449	19,397	0.3%
Other	4,681	4,491	4.2%	15,907	13,948	14.0%

Total operating revenues	$92,390	$95,948	(3.7)%	$293,949	$304,080	(3.3)%

3. CONDENSED CONSOLIDATED BALANCE SHEETS

The following are our Condensed Consolidated Balance Sheets:

	As of September 30,	As of December 31,
(in thousands)	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$209,668	$127,889
Other current assets	160,689	197,521

Total current assets	370,357	325,410

Investments	25,546	23,214
Property, plant and equipment	369,909	387,972
Goodwill	27,966	28,591
Other intangible assets	146,535	151,858
Deferred income taxes	25,435	32,705
Other long-term assets	18,461	20,778

TOTAL ASSETS	$984,209	$970,528

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$19,215	$17,697
Customer deposits and unearned revenue	31,064	26,373
Current portion of long-term debt	15,900	15,900
Accrued expenses and other current liabilities	80,877	65,078

Total current liabilities	147,056	125,048

Long-term debt (less current portion)	184,175	196,100
Other liabilities (less current portion)	127,121	132,379
Total equity	525,857	517,001

TOTAL LIABILITIES AND EQUITY	$984,209	$970,528

4. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock and restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS allocated to common stock. We do not allocate losses to the participating securities.

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2012	2011	2012	2011
Numerator (for basic earnings per share)

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$12,002	$(10,722)	$13,003	$(21,829)
Less income allocated to unvested restricted stock and RSUs	(496)	—	(617)	—

Numerator for basic earnings per share	$11,506	$(10,722)	$12,386	$(21,829)

Denominator

Basic weighted-average shares outstanding	54,637	56,834	54,852	58,071
Effective of dilutive securities:
Stock options held by employees and directors	574	—	338	—

Diluted weighted-average shares outstanding	55,211	56,834	55,190	58,071